Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Rare Element Resources Ltd.:

We consent to the incorporation by reference into the Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 (the “Amendment”) of Rare Element Resources Ltd. (the “Company”) of our report dated September 23, 2011, with respect to the consolidated balance sheet of the Company as of June 30, 2011, and the consolidated statements of operations and comprehensive loss and cash flows of the Company each of the years in the two-year period ended June 30, 2011, which reports appear in the Company’s Transition Report on Form 10-K for the period ended December 31, 2012, and the reference to our firm under the heading “Experts” in such Amendment.

/s/ DeVisser Gray LLP

DeVisser Gray LLP

CHARTERED ACCOUNTANTS

Vancouver, British Columbia

July 12, 2013